UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 11, 2008
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2008, Patrick Industries, Inc., an Indiana corporation (the “Company”), entered into a Second Amendment and Waiver (the “Amendment”) to the Company’s Credit Agreement, dated as of May 18, 2007, among the Company, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

The Company previously reported in its second quarter 2008 Form 10-Q that it was anticipating a third quarter violation of certain covenants under the terms of the Credit Agreement, and subsequently reported in its third quarter 2008 Form 10-Q that it was in violation of those covenants. Under the terms of the Amendment, the lenders have waived any Event of Default (as defined in the Credit Agreement) resulting from the Company’s failure to comply with the Maximum Leverage Ratio and Minimum Fixed Charge Coverage Ratio covenants for the Computation Period ended September 28, 2008. The financial covenants have been amended to eliminate the Consolidated Net Worth, Minimum Fixed Charge Coverage Ratio and Maximum Leverage Ratio covenants, in lieu of new one-month and two-month minimum Consolidated EBITDA requirements and a $2,250,000 capital expenditures limitation for any fiscal year. In addition, certain definitions, terms and reporting requirements contained in the Credit Agreement were also amended and/or added. The maturity date for all loans has been amended to January 3, 2011.

The Company’s credit facility will continue to consist of a term loan and a revolving line of credit. Borrowings under the revolving line of credit are subject to a borrowing base, up to a borrowing limit of $33.0 million. The principal amount outstanding under the term loan of approximately $38.5 million at September 30, 2008 remains unchanged under the amended terms. The interest rates for borrowings under the revolving line of credit are the Alternate Base Rate (the “ABR”) plus 3.50%, or the London Interbank Offer Rate (“LIBOR”) plus 4.50%. For term loans, interest rates are the ABR plus 6.50%, or LIBOR plus 7.50%. The Company has the option to pay a portion of the interest in kind on the term loan. The fee payable by the Company on unused but committed portions of the revolving loan facility was amended to 0.50%.

As part of the lenders’ consideration for the Amendment, on December 11, 2008, the Company entered into a Warrant Agreement under which the Company issued warrants to the lenders to purchase an aggregate of 474,049 shares of common stock, subject to adjustment, at an exercise price per share of $1 (the “Warrants”). The Warrants are immediately exercisable, subject to anti-dilution provisions and expire on December 11, 2018.

In connection with the Warrants and the Warrant Agreement, on December 11, 2008, the Company entered into a Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the lenders and Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”). The Registration Rights Agreement provides that the Company shall file a registration statement on Form S-3 registering the shares of common stock that may be issued upon the exercise of the Warrants, as well as a registration statement on Form S-3 registering the shares of common stock held by Tontine, and also provides the holders of the Warrants and Tontine and its affiliates certain demand registration rights and piggy-back registration rights in the event the Company files a registration statement with the Securities and Exchange Commission, subject to certain exceptions.

The foregoing description of the Amendment, the Warrant Agreement and the Registration Rights Agreement are qualified in their entirety by the actual agreements, which are attached to this Form 8-K as Exhibits 10.1, 10.2 and 10.3.

On December 11, 2008, the Company issued a press release announcing the completion of the amendment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information regarding the Warrants set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 10.1 – Second Amendment and Waiver, as of December 11, 2008.

Exhibit 10.2 – Warrant Agreement, as of December 11, 2008.

Exhibit 10.3 – Second Amended and Restated Registration Rights Agreement, as of December 11, 2008.

Exhibit 99.1 – Press Release, as of December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: December 15, 2008	By:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer